Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES

THIRD QUARTER 2013 RESULTS

NEW ALBANY, OHIO, November 4, 2013 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $187.9 million for the third quarter of 2013, a decline of $16.9 million, or 8.2%, compared to $204.8 million for the third quarter of 2012. Operating loss for the third quarter of 2013 was $(3.4) million compared to operating income of $8.9 million for the prior-year quarter. Net loss was $(7.3) million for the third quarter of 2013, or $(0.25) per diluted share, compared to net income of $30.5 million, or $1.07 per diluted share in the prior-year quarter. Diluted shares outstanding were 28.6 million for the quarter compared to 28.5 million for the prior-year period.

Richard Lavin, President and Chief Executive Officer of Commercial Vehicle Group, said, “Certain of our end markets experienced a difficult quarter that negatively impacted our results. We remain focused on actions to improve our financial results in the short-term and to enhance our organization for the long-term.”

“Although the Company remains positive about the future of its end markets, some customers advised of their intention to take production out of their schedules by the end of the year. CVG currently estimates that Class 8 builds in North America will be approximately 252,000 for full-year 2013, and the global construction equipment business will remain flat for the remainder of the year,” Lavin added.

Included in the third quarter of 2013 pre-tax results are approximately $2.8 million of expense for third-party consulting services, approximately $1.8 million of charges for employee separations and $2.7 million of asset impairment charges. The asset impairment charges consisted of $1.3 million of manufacturing equipment no longer in use and $1.4 million of IT systems which were abandoned.

The third party consultant was engaged to help identify opportunities for cost savings through organizational re-alignment and right sizing of staff, manufacturing capacity optimization, and strategies to enhance the Company’s product portfolio and market penetration. Tim Trenary, EVP and CFO said, “The consulting services included a spans and layers analysis of the organization and an external benchmarking of the staffing of certain administrative services. The resulting reduction in force is expected to result in annualized cost savings of approximately $4.0 million beginning in October 2013. This is an example of the economic benefit we expect to realize from the opportunities identified.”

Lavin stated, “During the quarter, we addressed a number of short-term issues: leadership, organizational alignment, and cost structure. The consulting services are an investment in the future of CVG. This work enabled an in-depth evaluation of our business and also a first look at refining our long-term business strategy. Over the next few months, and throughout 2014, we intend to develop and execute initiatives to

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better address our customers’ needs, including enhancing our product innovation, design, development and launch capabilities and focusing on operational excellence. I fully expect these initiatives to drive organic growth for the Company across all of the markets and regions we serve. Our plan will also include a sharper focus in the construction equipment segment and the world’s emerging markets.”

A conference call to discuss the contents of this press release is scheduled for Tuesday, November 5, 2013, at 10:00 a.m. ET. To participate, dial (888)-680-0892 using access code 40256346. You can pre-register for the conference call and receive your pin number at:

https://www.theconferencingservice.com/prereg/key.process?key=P7MNWFWW4

This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.

A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 57944300.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture and the specialty transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, enhanced shareholder value and other economic benefits of the consulting services, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; (x) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; and (xi) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2012. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Revenues	$187,942	$204,824	$564,673	$684,559
Cost of Revenues	169,852	178,419	505,624	583,920

Gross Profit	18,090	26,405	59,049	100,639
Selling, General and Administrative Expenses	21,135	17,445	59,423	53,989
Amortization Expense	383	91	1,196	275

Operating (Loss) Income	(3,428)	8,869	(1,570)	46,375
Interest and Other Expense	5,327	5,342	15,916	15,854

(Loss) Income Before (Benefit) for Income Taxes	(8,755)	3,527	(17,486)	30,521
Benefit for Income Taxes	(1,488)	(26,946)	(3,940)	(25,097)

Net (Loss) Income	(7,267)	30,473	(13,546)	55,618
Less: Non-controlling interest in subsidiary’s loss	0	(28)	(3)	(43)

Net (Loss) Income Attributable to CVG Stockholders	$(7,267)	$30,501	$(13,543)	$55,661

(Loss) Earnings per Common Share:
Basic	$(0.25)	$1.08	$(0.48)	$1.98

Diluted	$(0.25)	$1.07	$(0.48)	$1.96

Weighted Average Shares Outstanding:
Basic	28,563	28,172	28,506	28,171

Diluted	28,563	28,461	28,506	28,410

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	September 30, 2013	December 31, 2012
	(Unaudited)	(Unaudited)
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash	$75,062	$68,369
Accounts receivable, net of reserve for doubtful accounts of $2,402 and $3,393, respectively	130,506	114,573
Inventories	81,600	88,481
Deferred income taxes	8,327	8,381
Other current assets	6,396	6,446

Total current assets	301,891	286,250

Property, plant and equipment, net of accumulated depreciation of $119,977 and $117,359, respectively	80,829	83,304
Goodwill	8,124	8,986
Intangible assets, net	20,667	23,001
Deferred income taxes	28,088	23,615
Other assets, net	13,670	14,509

Total assets	$453,269	$439,665

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$73,306	$58,063
Accrued liabilities	46,494	32,869

Total current liabilities	119,800	90,932

Long-term debt	250,000	250,000
Pension and other post-retirement benefits	25,405	28,273
Other long-term liabilities	3,305	4,152

Total liabilities	398,510	373,357

Stockholders’ Equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding; common stock, $0.01 par value per share; 60,000,000 shares authorized; 28,601,861 and 28,463,479 shares issued and outstanding, respectively	292	290
Treasury stock purchased from employees; 590,154 shares, respectively	(5,264)	(5,264)
Additional paid-in capital	228,170	223,822
Retained loss	(138,220)	(124,677)
Accumulated other comprehensive loss	(30,232)	(27,885)

Total CVG stockholders’ equity	54,746	66,286
Non-controlling interest	13	22

Total stockholders’ equity	54,759	66,308

Total liabilities and stockholders’ equity	$453,269	$439,665

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